Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-147127) pertaining to the Ulta Beauty, Inc. 2007 Incentive Award Plan, Ulta Beauty, Inc. 2002 Equity Incentive Plan, and Ulta Beauty, Inc. Second Amended and Restated Restricted Stock Option Plan, as further amended of our reports dated March 30, 2016, with respect to the consolidated financial statements of Ulta Salon, Cosmetics & Fragrance, Inc. and the effectiveness of internal control over financial reporting of Ulta Salon, Cosmetics & Fragrance, Inc. included in its Annual Report (Form 10-K) for the year ended January 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

January 30, 2017